SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   October 31, 2011

TERRA ENERGY RESOURCES, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

DELAWARE	000-52543	20-8317658
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

145 Highview Terrace

Hawthorne, NJ 07506

 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

973-949-4193

 (ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

1028 Boulevard, Suite 242

West Hartford, CN 06119

 ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Ms. Catherine Balloqui  resigned as the sole member of the Company’s Board of Directors effective as of October 31, 2011. Ms. Balloqui also resigned as the Company’s President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer, effective October 31, 2011. The resignations were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Jonathan Morgan was appointed as the Company’s President Chief Executive Officer, Principal Financial Officer and Treasurer, each as of October 31, 2011

Shelley Schonfeld was appointed as the sole Director and Secretary, each as of October 31, 2011.

Jonathan Morgan   Mr. Morgan is also currently President of JB Morgan Ltd. and JB Morgan Inc., operating in commercial and residential real estate from 1990 to present. Mr. Morgan has been involved in over $500m of transactions in real estate since he started his career in the United Kingdom in 1990. He has also been involved in real estate transactions in Germany as well as the United Kingdom.

Mr. Morgan is a licensed real-estate broker in the USA since 2008 and is licensed as well in the UK since 1989. Mr. Morgan specializes in both the investment and development of residential and commercial sectors of real estate. JBM has been involved in the sales of multi-family properties, revenue and income producing office buildings, single family private residences, sites for redevelopment and servicing private high net worth individuals and their companies, real estate companies and private landlords.

Shelley Schonfeld.  From 1987 through 1998 she was responsible for day-to-day Human Resources department interaction with the hotel employees at the Blackstone Hotel, Mansfield Hotel and Cosmopolitan Hotel in New York City. She resolved complaints and conducted investigations into any potential unfair labor practices, including harassment. She assisted in gathering information necessary to respond to any labor, legal, or unemployment issues and in the coordination of all property-level employee disciplinary actions, ensuring consistent adherence to government and hotel guidelines. She managed the recruiting process for exempt and non-exempt employees for all departments, including internal job requisition process, job posting, interviewing, conducted background checks, making offers and contacted non-qualified candidates She represented the hotel at recruitment fairs and maintained hotel employee turnover data. While Ms. Schonfeld worked for The Blackstone Hotel in New York she evaluated changes in guest needs, the hotel’s guest mix, and industry and competitive trends to recommend appropriate product/service and operational changes to be made to ensure guest and employee satisfaction and to maintain market dominance and exceptional financial returns. Her expertise that all necessary Human Resources paperwork and documentation was forwarded to all appropriate hotel departments in a timely manner and ensured that all compensation issues are handled in a timely manner including semi-annual contract & annual wage increases. She participated on Good Neighbor Council and performed community service on the behalf of the hotel and assisted the Human Resources Director in developing annual budgets. Ms. Schonfeld specialized in conceptualizing, organizing and marketing a variety of events both large and small-scale corporate and private events for high net worth guests from around the world.

No transactions occurred in the last two years to which the Company was a party in which either Ms. Schonfeld or Mr. Morgan had or is to have a direct or indirect material interest. Neither Ms. Schonfeld nor Mr. Morgan have an employment agreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA ENERGY RESOURCES, LTD.

By:	/s/ Jonathan Morgan
Chief Executive Officer, Principal Financial Officer and Secretary

Dated: November 15, 2011